Exhibit 5.1

Citigroup Inc. One Court Square, 45th Floor Long Island City, New York 11120

October 4, 2016

Citibank, N.A.

388 Greenwich St.

New York, New York 10013

Re:	Registration Statement on Form SF-3 for Citibank Credit Card Issuance Trust
Registration No. 333-208054

Ladies and Gentlemen:

I am an Assistant General Counsel – Capital Markets of Citigroup Inc., and, in such capacity, I have acted as counsel to Citibank, N.A. in connection with the preparation and filing of a Registration Statement on Form SF-3 (as the same may be amended from time to time, the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Act”), both a collateral certificate (the “Collateral Certificate”) representing an undivided interest in certain assets of Citibank Credit Card Master Trust I (the “Master Trust”) and series of notes (the “Notes”) to be issued from time to time by Citibank Credit Card Issuance Trust (the “Issuance Trust”) which will be secured by the Collateral Certificate.

The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of May 29, 1991, as amended and restated as of October 5, 2001, as further amended and restated as of August 9, 2011, and to be further amended and restated, substantially in the form of Exhibit 4.2 to the Registration Statement (the “Pooling and Servicing Agreement”) between Citibank, N.A., as Seller and Servicer, and Deutsche Bank Trust Company Americas, as Trustee (the “Master Trust Trustee”), the related Amended and Restated Series 2000 Supplement dated as of September 26, 2000, as amended and restated as of August 9, 2011 to the Pooling and Servicing Agreement (the “Series 2000 Supplement”) between Citibank, N.A., as Seller and Servicer, and the Master Trust Trustee and to be further amended by Amendment No. 1 to the Series 2000 Supplement, substantially in the form of Exhibit 4.4 to the Registration Statement (the Series 2000 Supplement as amended by Amendment No. 1 thereto, the “Series Supplement”) between Citibank, N.A., as Seller and Servicer, and the Master Trust Trustee. The Notes will be issued under an Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and to be further amended and restated, substantially in the form of Exhibit 4.1 to the Registration Statement (as supplemented by an Issuers Certificate or Supplemental Indenture for each series of Notes) (the “Indenture”) between the Issuance Trust and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture Trustee”). Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the Indenture.

Citibank, N.A

October 4, 2016

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of the Registration Statement, Collateral Certificate, Pooling and Servicing Agreement, Series Supplement, Indenture, such corporate records of Citibank, N.A. and the Issuance Trust, and such other certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Collateral Certificate is validly issued, fully paid and non-assessable, and entitled to the benefits provided by the Pooling and Servicing Agreement and the Series Supplement.

2. When the Notes have been duly executed, authenticated and delivered in accordance with the terms of the Indenture, and issued and sold in the manner described in the Registration Statement, any amendment thereto and the prospectuses related thereto, the Notes will be legally issued, fully paid, non-assessable and binding obligations of the Issuance Trust, and the holders of the Notes will be entitled to the benefits of the Indenture.

The foregoing opinions are subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.

My opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Christopher R. Becker

Christopher R. Becker

Assistant General Counsel –

Capital Markets of Citigroup Inc.